EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2015, relating to the consolidated financial statements and the retrospective adjustments to the 2012 financial statement disclosures for a change in the composition of reportable segments discussed in Note 14 of Kratos Defense & Security Solutions, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 28, 2014.

/s/ Deloitte & Touche LLP

San Diego, CA

August 27, 2015